Exhibit 99.1

N E W S R E L E A S E
142 WEST 57TH STREET NEW YORK, N.Y. 10019

FOR IMMEDIATE RELEASE

ANN TAYLOR ANNOUNCES NOVEMBER 2004 SALES RESULTS

New York, New York, December 2, 2004 – AnnTaylor Stores Corporation (NYSE: ANN) announced today total net sales for the four-week period ended November 27, 2004 increased 4.7 percent to $146,186,000 over total net sales of $139,639,000 for the four-week period ended November 29, 2003. By division, net sales were $62,992,000 for Ann Taylor compared to $74,964,000 last year, and $65,954,000 for Ann Taylor Loft compared to $52,743,000 last year.

Comparable store sales decreased 8.3 percent for the period, compared to a comparable store sales increase of 9.6 percent for the same four-week period last year. By division, comparable store sales for fiscal November 2004 were down 16.3 percent for Ann Taylor compared to a 7.3 percent increase last year, and up 0.8 percent for Ann Taylor Loft compared to a 14.9 percent increase last year.

Ann Taylor Chairman, J. Patrick Spainhour, said, “November was a very challenging month for the Ann Taylor Corporation, with traffic for both divisions decreasing approximately 4 percent. The Ann Taylor division was weak throughout the month, with all regions experiencing lackluster sales. We were heavily promotional with our fall merchandise as planned, but because our holiday assortment was not as well received as anticipated, we accelerated the promotional cadence on select categories as well. Ivory and neutral product sold well, however our color offering was not well received. The month started off slowly for Ann Taylor Loft, but improved as the month progressed, with tops, dresses, fashion accessories, sleepwear and baby driving 70% of total sales. Regionally, hot and warm stores performed very well versus spotty performance in the Northeast.”

“In light of this prolonged weakness at Ann Taylor and the flat performance at Ann Taylor Loft in November, we now estimate that fourth quarter comparable store sales will be mid to high single-digit negative, with Ann Taylor low double-digit negative and Ann Taylor Loft low single-digit positive. Estimated fourth quarter earnings per share guidance is revised to $0.00 – $0.04 on a diluted basis versus $0.28 – $0.32. Full year earnings per share guidance is now $1.04 – $1.08 on a diluted basis versus $1.32 – $1.36.”

Total inventory levels at the end of November were up approximately 18 percent on a per square foot basis compared to the same period last year. By division, inventory levels on a per square foot basis were up approximately 16 percent at Ann Taylor and up approximately 18 percent at Ann Taylor Loft. The increase at Ann Taylor

ANNTAYLOR

was due to lower than anticipated November sales and a planned increase in in-store inventory levels. The increase at Ann Taylor Loft was due to higher in-transit inventory levels and a planned increase in in-store inventory levels.

During the month, the Company opened nine Ann Taylor Loft stores and four Ann Taylor stores, and closed one existing Ann Taylor Store. The total store count at month end was 739, comprised of 361 Ann Taylor stores, 342 Ann Taylor Loft stores and 36 Ann Taylor Factory stores. Total square footage at the end of fiscal November 2004 increased 14.3 percent over the same period last year.

For the fiscal year-to-date period ended November 27, 2004, the Company’s net sales totaled $1,512,431,000 up 18.3 percent from $1,278,670,000 for the same period in fiscal 2003. By division, net sales for the fiscal year-to-date period were $697,692,000 for Ann Taylor compared to $699,405,000 last year, and $675,329,000 for Ann Taylor Loft compared to $469,697,000 last year. Comparable store sales for the fiscal year-to-date period increased 5.0 percent over the same period last year. Comparable store sales by division for the fiscal year-to-date period were down 1.6 percent for Ann Taylor and up 15.0 percent for Ann Taylor Loft.

Ann Taylor is one of the country’s leading women’s specialty retailers, operating 739 stores in 45 states, the District of Columbia and Puerto Rico, and also Online Stores at www.anntaylor.com and www.anntaylorLOFT.com as of November 27, 2004.

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FORWARD-LOOKING STATEMENTS

Certain statements in this press release are Forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements may use the words “expect”, “anticipate”, “plan”, “intend”, “project”, “believe” and similar expressions. These forward-looking statements reflect the Company’s current expectations concerning future events and actual results may differ materially from current expectations or historical results. Any such forward-looking statements are subject to various risks and uncertainties, including failure by the Company to predict accurately client fashion preferences; decline in the demand for merchandise offered by the Company; competitive influences; changes in levels of store traffic or consumer spending habits; effectiveness of the Company’s brand awareness and marketing programs; general economic conditions or a downturn in the retail industry; the inability of the Company to locate new store sites or negotiate favorable lease terms for additional stores or for the expansion of existing stores; lack of sufficient consumer interest in the Company’s Online Store(s); a significant change in the regulatory environment applicable to the Company’s business; risks associated with the possible inability of the Company, particularly through its sourcing and logistics functions, to operate within production and delivery constraints; the impact of quotas, and the elimination thereof; an increase in the rate of import duties or export quotas with respect to the Company’s merchandise; financial or political instability in any of the countries in which the Company’s goods are manufactured; the potential impact of health concerns relating to severe infectious diseases, particularly on manufacturing operations of the Company’s vendors in Asia and elsewhere; acts of war or terrorism in the United States or worldwide; work stoppages, slowdowns or strikes; the inability of the Company to hire, retain and train key personnel, and other factors set forth in the Company’s filings with the SEC. The Company does not assume any obligation to publicly update or revise any forward-looking statements at any time for any reason.

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Contact:
Eileen O’Connor	Jim Smith
Vice President, Investor Relations	Chief Financial Officer
(212) 541-3484	(212) 541-3547